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                                              Filed Pursuant to Rule 424(b)(3)

                                             Registration Statement No. 33-61279


                                   PRONET INC.

                  SUPPLEMENT TO PROSPECTUS DATED APRIL 5, 1996
                              ____________________

                 THE DATE OF THIS SUPPLEMENT IS JANUARY 3, 1997.
                              ____________________

     The following information supplements the Prospectus dated April 5, 1996, of ProNet Inc., a Delaware corporation ("ProNet" or the "Company"), relating to the offering by the Selling Stockholders (the "Selling Stockholders") of up to an aggregate of 2,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of ProNet. Unless otherwise defined herein, certain capitalized terms have the meanings ascribed to them in the Prospectus.


                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder and relationship, if any, with the Company and (i) the number of shares of Common Stock owned by each Selling Stockholder as of January 3, 1997, (assuming no shares have been sold under this Prospectus as of such date), (ii) the maximum number of shares of Common Stock which may be offered for the account of such Selling Stockholder under the Prospectus, and (iii) the amount and percentage of Common Stock to be owned by the Selling Stockholder after the completion of the Offering assuming the sale of all the Common Stock which may be offered hereunder.



                                                                                   Maximum
                                                                                  Number of        Amount and Percentage
                                                              Shares Owned       Shares Which      of Common Stock Owned
                                                                Prior to         May be Sold       After the Offering(1)
  Name of Selling Holder and Relationship to Company            Offering          Hereunder              Amount - %
  --------------------------------------------------          ------------       ------------      ---------------------
Chicago Communication Service, Inc.                              44,166             44,166                  --

All City Communication Company, Inc. (2)                             --                 --                  --

Carrier Paging Systems, Inc.                                    144,994            144,994                  --

Signet Paging of Charlotte, Inc.                                171,509            171,509                  --

Americom Paging Corporation                                     411,313            411,313                  --

SigNet Paging of Raleigh, Inc.                                  155,323            155,323                  --

Sam Zarcone                                                     129,211            129,211                  --

Jill DiFoggio                                                    43,071             43,071                  --

Frank K. Spain and Mary Jane Spain                               47,797             47,797                  --

Michael J. Matakaetis                                            24,636             24,636                  --

Kenneth Fisher (2)                                                   --                 --                  --

Lewis Paging, Inc.                                               70,822              70,822                 --


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Michael J. Frawley                                                5,000              5,000                  --

James H. Cobb, III (2)                                               --                 --                  --

Warren K. Wells (2)                                                  --                 --                  --


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(1)  Assumes the sale of all shares of Common Stock registered hereunder, although none of the Selling Stockholders are under any obligation known to the Company to sell any shares of Common Stock.

(2) The shares of Common Stock to be held by such Selling Stockholder will be acquired by such Selling Stockholder in connection with the sale of its paging business to the Company. The number of shares to be issued in connection with such sales is subject to adjustment in certain circumstances and such shares may also be subject to certain rights to indemnification on the part of the Company. As a result, it is not possible to determine the number of such shares that ultimately will be available for sale hereunder.

     The Company will pay the expenses of registering the shares of Common Stock being sold hereunder which are estimated to be approximately $67,000.